Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of the common stock and preferred stock of APi Group Corporation (“we,” “us,” “our,” and the “Company”) as set forth in our certificate of incorporation (including, without limitation, the certificates of designation governing the outstanding series of preferred stock) and our bylaws. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to applicable Delaware law and to the certificate of incorporation (including, without limitation, the certificates of designation governing the outstanding series of preferred stock) and bylaws.

Authorized Capital

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 7,000,000 shares of preferred stock, par value $0.0001 per share, of which 4,000,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”) and 800,000 shares are designated as 5.5% Series B Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”).

Common Stock

Voting

Except as otherwise required by applicable law or as provided by the certificate of incorporation, including, without limitation, the Series B Certificate of Designation (defined below), each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters on which stockholders of the Company are generally entitled to vote. Except as otherwise required by applicable law or as provided by the certificate of incorporation, including matters required to be submitted solely to a vote of the holders of the Series A Preferred Stock or Series B Preferred Stock (or any other series of preferred stock of the Company then outstanding), holders of common stock (as well as holders of any series preferred stock then outstanding and entitled to vote together with the holders of common stock, including the Series A Preferred Stock and Series B Preferred Stock) vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the holders of common stock.

Dividends and distributions

Subject to applicable law and the rights of the holders of Series A Preferred Stock and Series B Preferred Stock and the rights, if any, of the holders of any other series of preferred stock of the Company then outstanding, the holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the Company’s board of directors from amounts legally available therefor.

Liquidation, dissolution or winding up

Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock and Series B Preferred Stock, in the event of the liquidation, dissolution or winding-up of the Company, holders of our common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets of the Company available for distribution after payment or reasonable provision for the payment of all creditors of the Company.

Redemption, conversion or preemptive rights

Holders of common stock have no redemption rights, conversion rights or preemptive rights to subscribe to any or all additional issues of shares of capital stock the Company or securities convertible into capital stock of the Company.

Other provisions

There are no redemption provisions or sinking fund provisions applicable to the common stock.

The designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of our common stock will be subject to, and may be adversely affected by, the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock.

Preferred Stock

Blank Check Preferred

Under our certificate of incorporation, without stockholder approval, the Company’s board of directors is authorized to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock) by resolution, and, with respect to each such series, to determine the number of shares constituting the series and the designations and the powers (including voting powers), preferences and rights, if any, which may include dividend rights, conversion or exchange rights, redemption rights and liquidation preferences, and the qualifications, limitations and restrictions, if any, of the series. The Company’s board of directors may therefore create and issue one or more new series of preferred stock with voting power and preferences and rights that could adversely affect the holders of the Company’s common stock and which could have certain anti-takeover effects. Before the Company may issue any new series of preferred stock, our board of directors will be required to adopt resolutions creating and designating such series of preferred stock and certificate of designations setting forth a copy of such resolutions will be required to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

Series A Preferred Stock

As of December 31, 2021, the Company had 4,000,000 shares of Series A Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in our certificate of incorporation.

Dividends

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends (which includes the Series B Preferred Stock) and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series A Preferred Stock from and after the Average Price (as defined in our certificate of incorporation) per share of the Company’s common stock (subject to adjustment in accordance with our certificate of incorporation) is $11.50 or more for any ten consecutive trading days, the holders of the Series A Preferred Stock will be entitled to receive, in respect of each Dividend Year (as defined below), in the aggregate, the “Annual Dividend Amount,” which is calculated as follows (the “Annual Dividend Amount”):

A X B, where:

A = an amount equal to 20% of the increase (if any) in the value of a share of the Company’s common stock, such increase calculated as being the difference between (i) the Average Price (as defined in our certificate of incorporation) per share of common stock over the last ten consecutive trading days of the Dividend Year for such Dividend Year (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year (subject to adjustment in accordance with the certificate of incorporation); and

B = 141,194,638 shares, being a number of shares of the Company’s common stock equal to the number of ordinary shares of the Company’s predecessor outstanding immediately following the acquisition of APi Group, Inc. by the Company (the “APi Acquisition”), including any ordinary shares issued pursuant to the exercise of warrants of the Company, but excluding any ordinary shares issued to shareholders or other beneficial owners of APi Group, Inc. in connection with the APi Acquisition, which such number of shares is subject to adjustment as provided in the certificate of incorporation (the “Series A Preferred Dividend Equivalent”).

“Dividend Year” means the Company’s financial year (which may be twelve months or any longer or shorter period) as determined by the Company’s board of directors, except that (i) in the event of the Company’s dissolution, the relevant Dividend Year will end on the trading day immediately prior to the date of dissolution and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of common stock of the Company, the relevant Dividend Year will end on the trading day immediately prior to the date of such automatic conversion.

The Annual Dividend Amount is payable in shares of the Company’s common stock or cash, as determined by the Company’s board of directors. Each Annual Dividend Amount will be divided between the holders of Series A Preferred Stock pro rata based on the number of Series A Preferred Stock held by them on the last day of the relevant Dividend Year (the “Dividend Date”). If the Company’s board of directors determines to pay the Annual Dividend Amount in shares of common stock, then each holder of a share of Series A Preferred Stock will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which such holders is entitled, by the relevant Dividend Price (provided that any fractional shares of common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of common stock will be paid).

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends (which includes the Series B Preferred Stock) and on parity with the common stock of the Company and any series of preferred stock of the Company ranking on parity with such common stock, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of common stock into which such shares of Series A Preferred Stock could then be converted, by the dividend payable on each such share of common stock, and (ii) a dividend per share of Series A Preferred Stock equal to the amount determined by dividing an amount equal to 20% of the dividend which would be distributable on such number of shares of common stock equal to the Series A Preferred Dividend Equivalent, by the number of shares of Series A Preferred Stock outstanding.

Automatic Conversion

The Series A Preferred Stock will be automatically converted into shares of the Company’s common stock on a one-for-one basis (subject to adjustment in accordance with the certificate of incorporation) on the last day of the seventh full financial year of the Company following October 1, 2019 (or if such date is not a trading day, the first trading day immediately following such date) (the “Automatic Conversion”).

Optional Conversion

By notice in writing and surrender of the relevant certificate or certificates to the Company, a holder of Series A Preferred Stock will be able to convert some or all of such holder’s Series A Preferred Stock into an equal number of shares of the Company’s common stock (subject to adjustment in accordance with the certificate of incorporation) and, in such circumstances, the shares of Series A Preferred Stock that were subject to such notice will be converted into shares of common stock on the fifth trading day after receipt by the Company of such written notice and certificate or certificates (the “Series A Optional Conversion”). In the event of a Series A Optional Conversion, no relevant portion of the Annual Dividend Amount will be payable in respect of those shares of Series A Preferred Stock that are converted into shares of common stock for the Dividend Year in which the date of the Series A Optional Conversion occurs.

Voting Rights

Each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock on all matters on which stockholders of the Company generally are entitled to vote. The holders of Series A Preferred Stock also have the right to vote separately as a single class on any amendment to the certificate of incorporation, whether by merger, consolidation or otherwise, that would alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock so as to affect them adversely and as provided by applicable Delaware law.

Series B Preferred Stock

As of January 3, 2022, the Company had 800,000 shares of Series B Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock are set forth in our certificate of incorporation, which includes the certificate of designation governing the Series B Preferred Stock (the “Series B Certificate of Designation”).

Dividends

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series B Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series B Preferred Stock as to dividends, the holders of Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”) will be entitled to cumulative dividends at a rate of 5.5% per annum on the Liquidation Preference (as defined below), payable quarterly in cash or, if permitted, shares of common stock (“Regular Dividends”). Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series B Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series B Preferred Stock as to dividends, the Holders are also entitled to participate in dividends declared or paid on the common stock on an as-converted to common stock basis (the “Participating Dividends”). The Series B Preferred Stock ranks senior to the common stock and Series A Preferred Stock with respect to dividends and upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company (a “Liquidation”). Upon a Liquidation, each share of Series B Preferred Stock will be entitled to receive the greater of an amount per share equal to (a) the sum of $1,000, plus all accrued and unpaid dividends (the “Liquidation Preference”), and (b) the amount that would have been received in respect of such share had it been converted into common stock.

Regular Dividends are declared and paid in either cash or, if permitted, shares of common stock, will be paid to the Holders pro rata based on the number of shares of Series B Preferred Stock held by them on the relevant Regular Dividend Record Date (as defined below). Regular Dividends may be paid in shares of common stock rather than cash, as determined by the Company’s board of directors, only if the Company determines that certain common stock liquidity conditions (including that the shares of common stock issuable are registered pursuant to an effective registration statement under the Securities Act) are satisfied on the relevant Regular Dividend Payment Date (as defined below). If Regular Dividends are paid in shares of common stock, then each Holder will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of Regular Dividends to which such Holder is entitled by the average price per share of common stock (determined as provided in the Series B Certificate of Designation) for the period starting on the date that is ten trading days prior to the applicable Regular Dividend Record Date and ending on the business day preceding the applicable Regular Dividend Payment Date (provided that any fractional shares of common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of common stock will be paid).

Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Series B Preferred Stock will accrue on the Liquidation Preference of such share as of immediately before the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the closing date under the Securities Purchase Agreements).

“Regular Dividend Payment Date” means each March 31, June 30, September 30 and December 31 of each year, beginning on the first of the foregoing dates occurring after the closing date under the Securities Purchase Agreements.

“Regular Dividend Record Date” means the close of business on either: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st, or, if such day is not a business day, the first business day following such day.

“Securities Purchase Agreements” means, collectively, (i) that certain Securities Purchase Agreement, dated as of July 26, 2021, by and among the Company, BTO Juno Holdings L.P. and Blackstone Tactical Opportunities Fund – FD L.P. and (ii) that certain Securities Purchase Agreement, dated as of July 26, 2021, by and among the Company, Viking Global Equities Master Ltd. and Viking Global Equities II LP.

Mandatory Conversion

The Company may, at its option, effect conversion of all, but not less than all, of the outstanding shares of Series B Preferred Stock to common stock, but only if the volume-weighted average price of the common stock (determined as provided in the Series B Certificate of Designation) for 15 consecutive trading days exceeds 150% of the conversion price equal to $24.60 per share (subject to certain customary adjustments in the event of certain events affecting the price of the common stock) (the “Conversion Price”); provided, however, that the Company may not effect such conversion unless certain common stock liquidity conditions (including that the shares of common stock issuable are registered pursuant to an effective registration statement under the Securities Act) are satisfied with respect to such conversion; provided, further, that such conversion will not apply to any share of Series B Preferred Stock for which a “Fundamental Change” repurchase notice has been delivered and not withdrawn by the holder thereof; provided, further, that the Company may not effect such conversion if it does not have sufficient authorized and unissued and unreserved shares of common stock to effect such conversion.

Optional Conversion

By notice in writing and surrender of the relevant certificate or certificates to the Company, a Holder of Series B Preferred Stock may elect to convert all, or any whole number of shares that is less than all, of such Holder’s Series B Preferred Stock to common stock at the then-applicable Conversion Price, except that such conversion is not permitted if a “Fundamental Change” repurchase notice has been delivered with respect to such share or shares (subject to certain exceptions), such share or shares have been called for redemption (subject to certain exceptions), such share or shares are subject to a mandatory conversion and such notice and surrender is submitted after the close of business on the business day immediately prior to the mandatory conversion date or the Company does not have sufficient authorized and unissued and unreserved shares of common stock to effect such conversion (the “Series B Optional Conversion”). No adjustment will be made to the Conversion Price to account for any accumulated and unpaid Regular Dividends on any shares of Series B Preferred Stock being converted pursuant to a Series B Optional Conversion. In the event that the Series B Optional Conversion occurs after the date fixed to determine the Holders of Series B Preferred Stock entitled to a Regular Dividend or Participating Dividend but before the next payment date, then such dividend will be paid notwithstanding such conversion.

Redemption Rights

The Company may redeem any or all of the Series B Preferred Stock on a date fixed by the Company for redemption that is on or after the five year anniversary of the closing date under the Securities Purchase Agreements for cash in an amount equal to the product of the Liquidation Preference on the close of business on such redemption date and 105%; provided that the Company may not redeem such shares of Series B Preferred Stock unless it has sufficient funds legally available and is permitted under the terms of its indebtedness for borrowed money to effect such redemption and certain common stock liquidity conditions are satisfied on such redemption date.

Right of Holders to Cause Company Repurchase

If a “Fundamental Change” (as defined in the Series B Certificate of Designation to include certain change of control transactions, as sale of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) or certain de-listing events), a Holder may elect to either (a) convert all or a portion of such Holder’s shares of Series B Preferred Stock into shares of common stock at the then-applicable Conversion Price, effective as of immediately prior to such Fundamental Change, or (b) require the Company to repurchase all or any whole number of such Holder’s shares of Series B Preferred Stock (that have not been converted into shares of common stock) for cash (out of funds legally available therefor) equal to the greater of (i) the sum of the Liquidation Preference, plus the “Make-Whole Amount” determined pursuant to the Series B Certificate of Designation and (ii) the amount such Holder would have received had such Holder exercised such Holder’s option to convert such shares of Series B Preferred Stock into common stock immediately prior to such “Fundamental Change.”

Voting Rights

Subject to applicable law, each holder of a share of Series B Preferred Stock is entitled to vote the number of votes equal to the number of shares of common stock into which such share could be converted on all matters on which stockholders of the Company generally are entitled to vote.

Additionally, the consent of the Holders of a majority of the outstanding voting power of the Series B Preferred Stock, voting separately as a single class, will be required for so long as any shares of the Series B Preferred Stock remain outstanding for (i) amendments to the certificate of designation or the Company’s certificate of incorporation that would alter or change the powers, if any, or the preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions, if any, thereof, (ii) any increase or decrease of the authorized number of shares of Series B Preferred Stock, (iii) any issuance of shares of Series B Preferred Stock, (iv) the creation of any new class or series of stock of the Company that is senior to, or on parity with, the Series B Preferred Stock, (v) any amendments to the Company’s certificate of incorporation, bylaws or the Series B Certificate of Designation in a manner that adversely affects the Series B Preferred Stock, (vi) any action to deregister or delist the common stock from a national securities exchange, or (vii) the entrance into a transaction with an affiliate of the Company other than on terms no less favorable to the Company than would be obtained in an arms’ length transaction with a bona fide third party, as determined by the board of directors of the Company in its reasonable judgment. In addition, any action that would adversely affect the rights of any Holder in a manner disproportionate to the other Holders will require the consent of such affected Holder.

Preemptive Rights

Under each Securities Purchase Agreement, so long as the applicable Holder holds at least 50% of the Series B Preferred Stock issued to them, at any time the Company makes any non-public offering of any capital stock or securities convertible into capital stock (subject to certain customary exceptions), such Holder shall have the right to acquire from the Company its pro rata portion of the capital stock being offered for the same price and on the same terms being offered. These customary exceptions include (1) issuances to directors, officers and employees, including pursuant to the Company’s equity plans, (2) issuances made as consideration for acquisitions, (3) issuances of securities as a result of a stock split, stock dividend, spin-off, reclassification or reorganization or similar event and (4) securities issued pursuant to the conversion, exercise or exchange of Series B Preferred Stock.

Exclusive Forum

The Company’s certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholder; (3) civil actions to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. If the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, the certificate of incorporation provides that the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has personal jurisdiction over the parties. In addition, the certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act.

Indemnification of Directors and Officers

Under the General Corporation Law of the State of Delaware (the “DGCL”), a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock, or (iv) transactions from which such director derived an improper personal benefit. The Company’s certificate of incorporation includes a provision providing that directors of the Company shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under Delaware law, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under Delaware law, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

The Company’s bylaws require the Company to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding described above by reason of the fact that such person is or was a director of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another entity, to the fullest extent permitted by law. The Company’s bylaws also require the Company to pay the legal expenses (including attorneys’ fees) of any such person in defending any such action, suit or proceeding in advance of its final disposition subject, in the case of present directors and officers, to the provision by such director or officer of an undertaking to repay the amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws

Delaware law and the Company’s certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring the Company, even if the acquisition would be beneficial to our stockholders.

Pursuant to the certificate of incorporation, our board of directors have the authority to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock and Series B Preferred Stock) and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of the Company and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.

Pursuant to the certificate of incorporation, our board of directors have the power to amend the bylaws of the Company, which may allow our board of directors to take certain actions to prevent an unsolicited takeover.

The Company is also subject to Delaware law prohibiting the Company from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•
prior to such time, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;
•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or
•
at or after the person becomes an interested stockholder, the business combination is approved by our board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of the Company.

Listing

The Company’s common stock is currently listed on the New York Stock Exchange under the symbol “APG.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.